EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-153204, 333-139625, 333-138679, Form S-4 Nos. 333-133513, and Form S-8 Nos. 333-151016, 333-139624, 333-138680 and 333-127301) and related Prospectuses of EPIX Pharmaceuticals, Inc. of our reports dated March 11, 2009, with respect to the consolidated financial statements of EPIX Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of EPIX Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 11, 2009